Exhibit 99.1

         Ultralife Reports Preliminary Third Quarter Results

         Company to Report Third Quarter Results on November 9


    NEWARK, N.Y.--(BUSINESS WIRE)--Oct. 26, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) announced that, based on a preliminary review of results for the third quarter ended September 30, the company expects to report revenue of approximately $24.4 million and an operating loss in the range of $1.5 million. These results compare to the guidance management provided in its second quarter report that called for revenue of between $25 million and $29 million and operating profit in the range of $1.2 million to $2.4 million.

    The difference between management's operating income guidance and the preliminary results reflects expenses associated with integrating McDowell Research and ABLE New Energy, the two companies Ultralife recently acquired, unanticipated reserves and operational expenses, and a less favorable than expected revenue mix. Details of the variance include:

    -- approximately $0.3 million in intangible amortization expense associated with the acquisitions of McDowell and ABLE determined through asset appraisals initiated during the quarter to support the valuation of the acquired assets. Management did not contemplate this recurring amortization expense in its guidance for the third quarter;

    -- approximately $0.7 million in lower than expected operating income from both McDowell and ABLE;

    -- approximately $0.5 million in charges consisting of a reserve related to a workers compensation trust in which the company previously participated, together with a write-down of certain fixed assets; and,

    -- approximately $1.2 million related to compressed gross margins arising from lower than expected revenue, a lower-margin product mix, some unplanned scrap costs in the company's Newark operations and higher than anticipated energy costs.

    "During the third quarter we incurred a number of unanticipated operational expenses that were not factored into the guidance we provided on August 3rd," said John D. Kavazanjian, Ultralife's president and chief executive officer. "In particular, we underestimated the expenses associated with integrating McDowell and ABLE, and the effect of the transition on our top and bottom line performance. Having devoted considerable time and attention to gaining a deeper understanding of the operations at both of these companies and implementing integration measures, we are certain that these businesses will deliver value and incremental profits to Ultralife by broadening our product portfolio and sales coverage, diversifying our military business and expanding our target markets. Underscoring our firm belief is the $10.9 million contract we announced on October 9th for the production and delivery of Ultralife batteries and McDowell chargers.

    "We are taking steps to put the third quarter operational issues behind us. We are almost finished implementing the product transitions and pricing adjustments to ameliorate our mix issues; we have improved our energy usage efficiencies and are moving to a new energy plan; and we expect no re-occurrence of the scrap issues that affected the third quarter performance. In addition, we are in the process of implementing numerous initiatives to improve results at both McDowell and ABLE," continued Mr. Kavazanjian. "For the fourth quarter, we expect to achieve revenue in the range of $35 million, consistent with our previous revenue guidance for fiscal 2006, based on planned deliveries against a strong backlog and a very strong pipeline. We are finalizing our review of operating earnings for the quarter and look forward to discussing these issues when we report final third quarter results on November 9."

    Third Quarter Earnings Conference Call and Webcast Information

    Ultralife will report its third quarter 2006 results for the period ended September 30, 2006 before the market opens on Thursday, November 9, 2006. Management will host an investor conference call at 10:00 AM ET also on November 9, 2006. Investors are invited to access a live webcast of the conference call in the Investor Info - Event Calendar section of the company's website: http://investor.ultralifebatteries.com. A replay of the webcast will be available shortly after the call at the same location and will be archived for 90 days.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories including power supplies, amplifiers, amplified speakers, equipment mounts, case equipment and integrated communication systems for markets including military, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Commercial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) and McDowell Research(TM) are trademarks of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             Or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com